Exhibit 21.1

Subsidiaries of the Registrant

The registrant has the following subsidiaries:

Name of Subsidiary                    State of Organization

Guild Mortgage Company LLC                California
Guild Financial Express, Inc.                California
Guild Administration Corp.                California
Guild Mortgage Co SPE W40, LLC            Delaware
Mission Village Insurance Agency            California
Residential Mortgage Services Holdings, Inc.        Delaware
Residential Mortgage Services, Inc.            Maine
Blue Granite Mortgage, LLC                Delaware